UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 30, 2011

REDPOINT BIO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

7 Graphics Drive

Ewing, New Jersey 08628

(Address of Principal Executive Offices)

(609) 637-9700
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Redpoint Bio Corporation, a Delaware corporation (the “Company”), has made the decision to cease its TRPm5 discovery program for pharmaceutical products due to scientific reasons and financial constraints. The Company’s TRPm5 programs were focused on the modulation of the TRPm5 ion channel, a key signaling element both for oral taste sensation and nutrient sensation in the pancreas and gastrointestinal tract. The Company had previously terminated its program for TRPm5 taste modulators. Recent scientific data has suggested a potential role for TRPm5 modulators in the regulation of metabolism and satiety.  The Company had consequently initiated a program to leverage research performed on TRPm5 modulators to explore opportunities for the discovery of potential new diabetes therapeutics.  However, in order to focus its limited resources on its natural products tastant discovery programs and further develop the related Microtiter Operant Gustometer (MOG) technology, the Company is no longer pursuing its TRPm5 discovery programs at this time.  The Company continues to pursue financing opportunities but there can be no assurance that such financing will be available as needed, and as a result, the Company may need to cease operations.  Accordingly, the Company has commenced a process to initiate the sale of certain of the Company’s assets that are no longer relevant to its core business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: March 30, 2011

	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	Chief Financial Officer, Treasurer and Secretary